Exhibit 5.1

Glen Y. Sato

(650) 843-5502

gsato@cooley.com

January 8, 2010

Dynavax Technologies Corporation

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Dynavax Technologies Corporation, a Delaware corporation (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus covering the resale of up to 13,000,000 shares of the Company’s common stock (the “Common Shares”) that were issued on December 30, 2009 pursuant to the Amended and Restated Purchase Option Agreement, dated as of November 9, 2009 (the “Purchase Option Agreement”) and up to 2,000,000 shares of the Company’s common stock that may be issued upon the exercise of outstanding warrants (the “Warrant Shares”) that also have been issued under the terms of the Purchase Option Agreement.

In connection with this opinion, we have examined the Purchase Option Agreement, the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws. We have obtained a certificate of an officer of the Company confirming receipt of full consideration for the issuance of the Common Shares. Further, we have examined the Registration Statement and related Prospectus and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all signatures on original documents, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Common Shares have been validly issued and are fully paid and non-assessable, and the Warrant Shares, when issued upon exercise of the warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

By:	/s/ Glen Y. Sato
Glen Y. Sato

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